EXHIBIT 99.1
April 16, 2014
To Our Members,
It is with mixed emotions that I am announcing important changes at the Federal Home Loan Bank of Chicago. The FHLBank Dallas is announcing today that Sanjay Bhasin, currently our Executive Vice President of Members and Markets, will join them as President and CEO in May. Many of you have worked with Sanjay during his 10-year tenure at the FHLBC and will miss him as much as we will. Please join us in congratulating him on his outstanding new position in Dallas.
With Sanjay’s departure, I’ve appointed two FHLBC veterans, Michelle Jonson and Kalyan Madhavan, to co-lead the Members and Markets Group.

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Michelle Jonson is Senior Vice President, Managing Director, in the Members and Markets Group. Michelle manages a sales, member support, and member marketing relations team who works with banks and credit unions in our district. She joined the FHLBC 14 years ago and has had a variety of responsibilities, including pricing, funding, and hedging advances and MPF Program assets. She also has served as a group operational risk manager.

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Kalyan Madhavan is Treasurer and Senior Vice President, Co-Head of Member Strategy and Solutions. His responsibilities at the FHLBC include asset purchase, funding and liquidity management, and marketing strategy for the insurance sector. His expertise in quantitative strategies spans several industries, including credit finance, financial markets, health care, and manufacturing. Kalyan joined the Bank in 2005.

You’ll have the opportunity to meet with Michelle and Kalyan either at your offices or at one of our member conferences this year. Your Sales Director and the Member Strategy and Solutions Team are also always available to discuss how you can take advantage of our low-cost funding, MPF® Program, letters of credit, or community investment programs.
One thing that is not changing is our commitment to providing value to you, our members in Illinois and Wisconsin. We look forward to continuing our partnership with you, and, as always, thank you for your membership in the Federal Home Loan Bank of Chicago.
Best regards,
Matt Feldman
President and CEO